Exhibit 99.1

Walter Industries Provides Fourth Quarter Update

-Inducement Fees on Convertible Senior Subordinated Notes to Reduce Earnings-

-Natural Resources Lowers Near-Term Production and Coal Shipment Outlook-

-Alabama Supreme Court Affirms Favorable Coal-Related Decision-

TAMPA, Fla., Dec. 4 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today provided an update on several recent developments at the Company.

As previously disclosed, the Company paid $17.7 million in inducement premiums to holders of the Company’s 3.75% Convertible Senior Subordinated Notes over the last month. These non-recurring premiums will impact the Company’s prior earnings expectations range by $0.35 per diluted share. The inducement premiums paid are not deductible for tax purposes, causing a temporary increase in the Company’s projected effective tax rate.

The Company’s Natural Resources segment has lowered its metallurgical coal sales expectations for the fourth quarter, primarily as a result of delayed shipments. The equivalent of two vessels, representing committed tonnage originally scheduled for December, slipped into early 2007. Natural Resources also lowered its fourth quarter coal production forecast by approximately 100,000 tons versus previous expectations, with the shortfall primarily coming from slight reductions at Mine No. 4 and Mine No. 7, and the remainder resulting from unscheduled memorial days as provided for in the Company’s collective bargaining agreement. Reduced production not only increased unit costs, but also lowered the amount of available coal for sale on the spot market. The lower production and reduced spot sales had the effect of impacting the Company’s ability to reach the higher end of its prior earnings expectations range.

“We prepared this update primarily to quantify the costs of inducing the conversion of our 3.75% Convertible Notes,” said Gregory E. Hyland, Chairman and CEO of Walter Industries. “Additionally, our Natural Resources business has encountered some timing issues around shipments, and will also not achieve the upper end of its coal production estimate.”

The Company said it now expects to report full-year 2006 earnings from continuing operations in the range of $3.80 to $4.00 per diluted share, versus the previously communicated range of $4.20 to $4.60 per diluted share.

In November, coal production returned to levels in line with expectations and fourth quarter production is projected to exceed the third quarter by more than 25 percent, despite a longwall move at Mine No. 7 in October and minimal production at Mine No. 5 in December due to its scheduled closure. Longwall production at Mine No. 4 continues to improve steadily.

Advance rates increased from 25 feet per day in September to 44 feet per day in October and 54 feet per day in November. Mine No. 5 will halt mining in early December as planned. For the full year 2006, Mine No. 7 is expected to produce its highest tonnage since 1992.

In addition, the Company announced that the Alabama Supreme Court issued a 9-0 ruling in favor of the Company’s United Land subsidiary resolving long- standing allegations asserted by Drummond Company, LLC (“Drummond”). In a case filed in 2001, Drummond claimed the right to mine all surface-minable coal owned by United Land and located in an area known as the Warrior Basin in north central Alabama. In a trial court decision last year, Drummond’s claims were denied. Drummond appealed that decision to the Alabama Supreme Court.

In its ruling, the Alabama Supreme Court affirmed all of the trial court’s rulings and decisions against Drummond. In addition, the Court restored several claims that United Land had previously pursued against Drummond but which the trial court had not allowed.

“This is a big win for us,” said Vice Chairman and General Counsel Vic Patrick. “Drummond’s case is over in all practical effect and, more importantly, United Land is now able to develop its surface mining coal deposits without interference from Drummond.”

About Walter Industries

Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $3.1 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Walter Industries also is a majority shareholder of Mueller Water Products, a leading water infrastructure, flow control and water transmission products company. Including Mueller Water, the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, changes in law, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute the spin-off of the Company’s Mueller Water Products subsidiary and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company’s and Mueller’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
          -0-                                               12/04/2006
    /CONTACT:  Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries, Inc. /
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